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                                                      Exhibit 11A


                 PacifiCare Health Systems, Inc.
      Computation of Net Income per Share of Common Stock -
                             Primary
   (Dollars and shares in thousands, except per share amounts)


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

                                                                   Three months ended        Six months ended
                                                                        June 30,                 June 30,
                                                               -------------------------------------------------------
                                                                     1997        1996         1997        1996
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
Net income                                                        $  17,997    $  8,578    $  61,491   $  40,447
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Shares outstanding at the beginning of the period                    41,710      31,153       31,301      30,987

Weighted average number of shares issued
   during the period in connection with:
        Issuance of common shares in
            connection with FHP Acquisition                              --          --        7,283          --
        Exercise of stock options                                        59          17          501         121

Dilutive shares issuable:
   Net of shares assumed to have been
        purchased (at the average market
        price) for treasury with assumed
        proceeds from the contingent
        exercise of stock options and
        registered equity purchase contracts                            470         527          539         605
   Assumed conversion of Series A Cumulative
        Convertible Preferred Stock on date of issuance               3,955          --        2,972          --
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Total shares - primary                                               46,194      31,697       42,596      31,713
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Primary earnings per share                                          $  0.39     $  0.27      $  1.44     $  1.28
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